QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

The Board of Trustees and Shareholders of
Keystone Property Trust

        We consent to the use of our report dated January 28, 2003, with respect to the consolidated balance sheets of Keystone Property Trust and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedules incorporated by reference in this Registration Statement on Form S-3 of Keystone Property Trust and to the reference to our firm under the heading "Experts" in the Registration Statement. Our report dated January 28, 2003 refers to the fact that effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

        We also consent to the use of our report dated October 31, 2003, with respect to the combined statement of revenue and certain expenses of the Easton Portfolio for the year ended December 31, 2002 included in Keystone Property Trust's Current Report on Form 8-K dated November 10, 2003, incorporated by reference in this Registration Statement on Form S-3. Our report dated October 31, 2003 includes a paragraph that states that the statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1, and is not intended to be a complete presentation of the revenues and expenses of the Easton Portfolio.

/s/ KPMG LLP

Philadelphia, Pennsylvania
November 13, 2003

QuickLinks

  Exhibit 23.2
INDEPENDENT AUDITORS' CONSENT